EXHIBIT 10.47

Silicon Valley Bank

Loan and Security Agreement

Borrower:	Pivotal Corporation, a British Columbia corporation ("Parent"); and Pivotal Corporation, a Washington corporation ("Pivotal US")

Address:	858 Beatty Street, Suite 700 Vancouver, British Columbia, Canada V6B 1C1

Date:	December __, 2002

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK (“Silicon”), whose main address is 3003 Tasman Drive, Santa Clara, California 95054 (and with an office at 4110 Carillon Point, Kirkland, Washington 98033), and the borrower(s) named above (individually and collectively, and jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOANS.

        1.1 Loans. Subject to the terms and conditions of this Agreement, Silicon will make loans to Borrower (the “Loans”), in amounts determined by Silicon in its good faith business judgment,up to the amounts (the “Credit Limit”) shown in Section 1 of the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for * accrued interest and ** such other Reserves as Silicon deems proper from time to time in its good faith business judgment. ***

      * (i)

      ** (ii) so long as the ABL Provisions are in effect,

      *** Clause (ii) of the immediately preceding sentence is an ABL Provision.

        1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower’s Deposit Accounts maintained with Silicon. Regardless of the amount of Obligations that may be outstanding from time to time, Borrower shall pay Silicon minimum monthly interest during the term of this Agreement in the amount set forth on the Schedule (the “Minimum Monthly Interest”).

        1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower’s obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

        1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

Silicon Valley Bank	Loan and Security Agreement

        1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon (California time) will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

        1.6 Letters of Credit. At the request of Borrower, Silicon may, in its sole discretion, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). The Borrower agrees that the aggregate face amount of all outstanding Letters of Credit from time to time shall never exceed the lesser of amount defined in Section 1 of the Schedule as the “Letter of Credit Sublimit” or the amount of Loans and other extensions of credit which are from time to time available hereunder, and that the amount of outstanding Letters of Credit shall be reserved against Loans and other extensions of credit which would otherwise be available hereunder. If at any time or for any reason the aggregate face amount of all outstanding Letters of Credit shall exceed the foregoing limit, Borrower shall immediately pay an amount equal to said excess to Silicon, without notice or demand. Borrower shall pay all bank charges (including charges of Silicon) for the issuance * of Letters of Credit, together with such additional fees as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date **. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank. The provisions of this Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Silicon relating to Letters of Credit are cumulative.

      * (and confirmation, if applicable)

        ** ; provided that a Letter of Credit may have an expiry date later than thirty days prior to the Maturity Date if and only if Borrower’s reimbursement obligation with respect to such Letter of Credit is secured by cash on terms acceptable to Silicon and in the manner set forth in Section 6.3 hereof. The outstanding Letters of Credit shall be secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion upon the occurrence of any CSL Provisions Trigger and so long as the CSL Provisions are in effect. The immediately preceding sentence is a CSL Provision.

2.     SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby pledges and grants to Silicon a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; * all General Intangibles (including without limitation all Intellectual Property);all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above. **

      * all payment intangibles;

        ** The Collateral does not include any Excluded General Intangibles; provided, however, that the Collateral shall include the proceeds of all Intellectual Property (including, without limitation, proceeds consisting of Accounts or payment intangibles of Borrower) if a judicial authority (including a U.S. Bankruptcy Court or Canadian equivalent) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such items that are proceeds of the Intellectual Property, and in such circumstance, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Silicon’s security interest in such proceeds (including, without limitation, proceeds consisting of Accounts or payment intangibles of Borrower).

Silicon Valley Bank	Loan and Security Agreement

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

        In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

        3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

        3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Silicon 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

        3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of * $10,000 fair market value of Equipment is located.

      * $25,000

      3.4 Title to Collateral; Perfection; Permitted Liens.

    (a)        Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Silicon by operation of law or by written subordination agreement duly executed and delivered by Silicon in favor of the holders of such Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.

    (b)        Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts and, in accordance with Section 8(1) of the Schedule, will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

     (c)        In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds * $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

         * $250,000

     (d)       None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor

Silicon Valley Bank	Loan and Security Agreement

may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

        3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

        3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

        3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

        3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required Tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state * and local ** taxes, assessments, deposits and contributions now or in the future owed by Borrower (collectively, “Taxes”). Borrower may, however, defer payment of any contested Taxes (other than federal taxes and payroll taxes), provided that Borrower (i) in good faith contests Borrower’s obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested Taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in Taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. ***

      * (or provincial),

      ** (or municipal)

      *** Section 10(C) of the Schedule is incorporated herein by this reference.

        3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state * and local ** laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. ***

      * (or provincial),

      ** (or municipal)

        *** Borrower is not in default of its filing obligations with any securities regulatory authority having jurisdiction over it.

        3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of * $50,000 or more, or involving ** $100,000 or more in the aggregate.

      * $150,000

      ** $250,000

        3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve

Silicon Valley Bank	Loan and Security Agreement

System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

      3.12 Environmental Compliance.

    (a)        To the best of Borrower’s knowledge, Borrower has not Released, generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Contaminants on or off its premises (whether or not owned by Borrower), in any manner that violates in any material respect any applicable Environmental Laws or any Governmental Approvals, and the Business and operations of Borrower comply in all material respects with all Environmental Laws and all Governmental Approvals and similar authorizations.

    (b)        (i) There is not and has not been any Remedial Action taken with respect to any real estate leased by Borrower, (ii) there has not been nor is there now pending any investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person with respect to any non-compliance with or violation of the requirements of any Environmental Laws by Borrower, and (iii) there has not been any Release, threatened or actual, of any Contaminants, or generation, use, storage, treatment, transportation, manufacture, handling, production, or disposal of any Contaminants, or any other environmental, health or safety matter, which affects adversely in any material respect (A) Borrower, (B) its Business, operations, or assets, or (C) any properties at which Borrower has transported, or stored any Contaminants.

    (c)        Borrower does not have any liability (contingent or otherwise) for any known Release, threatened or actual, from any real property owned or leased by Borrower, or the generation, use, storage, treatment, transportation, manufacture, handling, production, or disposal of any Contaminant, on the owned or leased real property of Borrower.

    (d)        All material Governmental Approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Laws have been obtained, and all Governmental Approvals and similar authorizations are valid and in full force and effect in all material respects.

4. ACCOUNTS.

        4.1 Representations Relating to Accounts. * Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below. **

      * So long as the ABL Provisions are in effect,

      ** This Section 4.1 is an ABL Provision.

        4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

        4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule *, on Silicon’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein. ** If requested by Silicon *, Borrower shall furnish Silicon with copies (or, at Silicon’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. ** Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition *, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos. **

Silicon Valley Bank	Loan and Security Agreement

      * and so long as the ABL Provisions are in effect,

      ** The immediately preceding sentence is an ABL Provision.

         4.4 Collection of Accounts and payment intangibles. Borrower shall have the right to collect all Accounts and payment intangibles, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing,* Borrower shall hold all payments on, and proceeds of, Accounts and payment intangibles in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed ** , to be applied to the Obligations in such order as Silicon shall determine. *** Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

      * Upon the occurrence and during the continuation of an Event of Default,

      ** , which payments and proceeds Silicon shall have the right to apply

        *** The immediately preceding sentence is an ABL Provision to the extent applicable as set forth therein.

        4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower * , to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). ** Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

        * , and, upon the occurrence and during the continuation of an Event of Default or so long as the ABL Provisions are in effect, Silicon shall have the right to apply any and all such proceeds

        ** The immediately preceding sentence is an ABL Provision to the extent applicable as set forth therein.

        4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims * relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

      * , in excess of $100,000 in the aggregate at any one time,

        4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

        4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

        4.9 No Liability. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

Silicon Valley Bank	Loan and Security Agreement

5. ADDITIONAL DUTIES OF BORROWER.

        5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

        5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional insured and loss payee, and shall contain a lenders (or mortgagee) loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

        5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

        5.4 Access to Collateral, Books and Records. At reasonable times, and on at least one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records *. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $700 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Silicon schedule an audit more than 10 days in advance, and Borrower seeks to reschedules the audit with less than 10 days written notice to Silicon, then (without limiting any of Silicon’s rights or remedies), Borrower shall pay Silicon a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Silicon, to compensate Silicon for the anticipated costs and expenses of the cancellation.

        * ; provided, however, that, so long as no Event of Default has occurred and is continuing, any audits (other than the initial audit conducted prior to the date of this Agreement and other than audits conducted while the ABL Provisions are in effect) shall be conducted no more often than once every 6 months (it being understood that audits taking place at one or more locations of Borrower during substantially the same overall examination period shall constitute but a single audit for purposes of the foregoing proviso)

        5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate * with another corporation or entity; (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for: (A) the non-exclusive licensing of Intellectual Property by Borrower (as licensor) in the ordinary course of business; (B) the sale of finished Inventory in the ordinary course of Borrower’s business; (C) the sale of obsolete or unneeded Equipment in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts, outside the ordinary course of business, which could reasonably be expected to result in a Material Adverse Change; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity **; (x) pay or declare any dividends on Borrower’s stock (except for *** dividends payable solely in stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock; (xii) make any change in Borrower’s capital structure which could reasonably be expected to result in a Material Adverse Change; or (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section 5.5 are only permitted if no Default or Event of Default would occur as a result of such transaction. Borrower agrees that it shall not, while this Agreement is in effect, transfer funds, assets or any Collateral to any of Borrower’s subsidiaries and affiliates (except for such transfers by one Borrower to the other Borrower, in each case, subject to Silicon’s continuing security interests therein and the continued perfection and priority of such security interests).

Silicon Valley Bank	Loan and Security Agreement

        * enter into any merger, amalgamation, “arrangement” (as such business combination term is used under applicable Canadian law), or consolidation

      ** (except for the Cross-Guaranty)

      *** : (a) dividends paid by Pivotal US to Parent; and (b)

        5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

        5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect, and maintain the first-lien-priority of, Silicon’s security interests in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Silicon by operation of law or by written subordination agreement duly executed and delivered by Silicon in favor of the holders of such Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

      5.8 Environmental Covenants. Borrower shall:

    (a)        keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

    (b)        comply, in all material respect, with Environmental Laws and provide to Silicon documentation of such compliance which Silicon reasonably requests;

    (c)        promptly notify Silicon of any release of a Contaminant in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law;

    (d)        promptly provide Silicon with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Effect;

    (e)        ensure that any Contaminant brought onto, stored or used by any Person on any lands used in the Business shall be transported, used and stored only in accordance with all applicable laws, regulations, by-laws and other lawful requirements;

    (f)        ensure that the lands used in the Business will not be used for storing or using any Contaminant except in compliance with all Environmental Laws and regulations and no use of any lands used in the Business will be allowed which may cause or increase the likelihood of the escape, seepage, leakage, spillage, release or discharge of any Contaminant on, from or under any such lands or into the environment or permit any policy of insurance to be cancelled or cancellable;

    (g)        Borrower shall promptly notify Silicon as soon as it knows of or suspect that any Contaminant (other than in the normal course of the Business and in compliance with Environmental Laws) has been brought onto any lands used in the Business or that there is any actual, threatened or potential escape, seepage, leakage, spillage, release or discharge of any Contaminant on, from or under the any lands used in the Business or into the environment;

    (h)        Borrower shall otherwise comply in all respects with all Environmental Laws, rules and regulations affecting or relating to the Business and will assume and perform any and all liabilities and obligations arising under Environmental Laws relating to the Business, or other property used in the Businesses or for otherwise failing to comply with Environmental Laws including, without limitation, any liability for the clean up of any Contaminant on, under or emanating from the Business, or any lands used in the Business; and

    (i)        Borrower shall, at their expense, furnish such information and such environmental audits and studies with respect to the Business as Silicon may reasonably request from time to time, such audits or studies to be prepared by an engineer or environmental consultant reasonably satisfactory to Silicon; without limiting the generality of the foregoing Borrower shall permit Silicon and its agents access to the lands used in the Business at all reasonable times for the purpose of conducting such environmental assessments as Silicon may require from time to time.

Silicon Valley Bank	Loan and Security Agreement

6. TERM.

        6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

      6.2 Early Termination.

    (a)        This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

    (b)        If * this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to two percent (2.0%) of the Maximum Credit Limit, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. The ** termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. ***

      * So long as the ABL Provisions are in effect, if

      ** Such

      *** This Section 6.2(b) is an ABL Provision.

        6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly terminate its financing statements * with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests.

      * or PPSA registrations (as the case may be)

7. EVENTS OF DEFAULT AND REMEDIES.

        7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iii) shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within * 10 days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or could reasonably be expected to result in a Material Adverse Change; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower or any guarantor of any of the Obligations; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any

Silicon Valley Bank	Loan and Security Agreement

proceeding by Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) without the prior written consent of Silicon, (1) a “person”or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 20% of the total voting power of all classes of capital stock then outstanding of any Borrower, or (2) a majority of the members of the Board of Directors of any Borrower shall not constitute Continuing Directors **; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) a Material Adverse Change shall occur; or (q) Silicon, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event prior to the effective date hereof of which Silicon had no knowledge on the effective date or because of the occurrence of an event on or subsequent to the effective date; or (s) an event of default has occurred and is continuing under any other Loan Document (after giving effect to, but without duplication of, any applicable grace periods). Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

      * 10 Business Days

      ** , or (3) Parent shall cease to own and control 100% of the issued and outstanding capital stock of Pivotal US

        7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other Loan Document; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and * General Intangibles comprising Collateral and, in

Silicon Valley Bank	Loan and Security Agreement

connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts, payment intangibles, and the like for less than face value; (h) Effect an administrative “hold” or offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state ** income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

      * payment intangibles

      ** (or provincial)

        7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

        7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and * General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

      * payment intangibles

Silicon Valley Bank	Loan and Security Agreement

        7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

        7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid in cash and otherwise performed and this Agreement has been terminated.

8.     DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

      “ABL Provisions” has the meaning set forth in Section 5 of the Schedule.

        “ABL Provisions Trigger” has the meaning set forth in Section 5 of the Schedule.

        “Account Debtor” means the obligor on an Account.

        “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

        “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

        “Bankruptcy Code” means (a) the United States Bankruptcy Code (11 U.S.C. Sections 101 et seq.), as amended, and any successor statute, and (b) the Bankruptcy and Insolvency Act (Canada), as amended, and any successor statute, and the Companies Creditors Arrangement Act, as amended, and any successor statute.

        “Business” means the business of Borrower as conducted by Borrower as at the date hereof and as proposed to be conducted by Borrower hereafter, including the ownership, operation and lease of assets and property in connection therewith and the investment therein and all other activities necessary, useful, incidental or ancillary to the foregoing.

        “Business Day” means a day on which Silicon is open for business.

        “Canada” means Canada, its provinces, territories and possessions, and/or any department, agency, or instrumentality of any of the foregoing.

        “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

        “Collateral” has the meaning set forth in Section 2 above.

        “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

        “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

        “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the date of this Agreement, and (b) any individual who becomes a member of the Board of Directors after the date of this Agreement if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the date of this Agreement in an actual or threatened election contest relating to the election of the

Silicon Valley Bank	Loan and Security Agreement

directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended) and whose initial assumption of office resulted from such contest or the settlement thereof.

      “CSL Provisions” has the meaning set forth in Section 5 of the Schedule.

        “CSL Provisions Trigger” has the meaning set forth in Section 5 of the Schedule.

        “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

        “Default Rate” has the meaning set forth in Section 7.2 above.

        “Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

        “Dollars” and “$” means and refers to United States dollars or such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts in the United States.

        “Dot Com Account Debtor” means an Account Debtor that, in Silicon’s sole discretion, is an internet based company.

        “Eligible Accounts” means Accounts of Borrower arising in the ordinary course of Borrower’s business from the sale of goods by Borrower or the rendition of services by Borrower, or the non-exclusive licensing of Intellectual Property by Borrower (as licensor), that Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon’s good faith business judgment, the requirements in the remainder of this definition (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account: (i) the Account must not be outstanding for more than * 90 days from its invoice date (the “Eligibility Period”); (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor; (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional); (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account); (v) the Account must not be owing from an Affiliate of Borrower; (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business; (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon’s satisfaction, with the United States Assignment of Claims Act); (viii) the Account must not be owing from an Account Debtor located outside the United States or those provinces or territories of Canada that have adopted the Personal Property Security Act (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon); (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods or services purchased by Borrower, or third-party intellectual property licensed by Borrower (as licensee), from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor); (x) the Account must not be owing from a Dot Com Account Debtor unless and to the extent specifically approved by Silicon; (xi) ** the Account must not be owing by an Account Debtor as to whom Borrower has recognized or can recognize deferred revenue, unless and in which case the portion of such Account that is equal to such deferred revenue amount shall be ineligible under this clause (xi), and (xii) the Account must have been billed to the Account Debtor. Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Eligible Accounts outstanding. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

      * 120

      ** if an Event of Default has occurred and is continuing,

      “Eligible Inventory” [Not Applicable]

        “Environmental Action” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgement, letter, or other communication from any Official Body, or any third party involving violations of Environmental Laws or releases of Contaminants from (a) any assets, properties, or Business or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Contaminants secreted by Borrower or any predecessor in interest.

Silicon Valley Bank	Loan and Security Agreement

        “Environmental Laws” means all federal, provincial, state, municipal, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, Releases or threatened Releases of pollutants, Contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport, or handling of pollutants, Contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

        “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements, expenses and applicable taxes of counsel, experts or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Official Body or any third party, and which relate to Environmental Action.

        “Environmental Liens” means any Lien in favor of an Official Body for Environmental Liabilities and Costs.

        “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

        “Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

        “Exchange Rate” means and refers to the nominal rate of exchange available to Silicon from or through recognized brokers in a recognized foreign exchange market for the purchase by Silicon at 12:00 noon, local time (or such other time as Silicon may determine in its good faith business judgment), one Business Day prior to any date of determination, expressed as the number of units of such currency per one (1) Dollar.

        “Excluded General Intangibles” means General Intangibles other than payment intangibles.

        “GAAP” means U.S. generally accepted accounting principles consistently applied.

        “General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property and payment intangibles.

        “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.

        “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies, whether federal, state, provincial, local, municipal, or foreign, and all agencies thereof.

        “including” means including (but not limited to).

        “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

      “Interest Act” means the Interest Act (Canada), as amended.

        “Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

Silicon Valley Bank	Loan and Security Agreement

        “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

        “Lien” as applied to the property of any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom, and (b) any other arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person.

        “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon, on the one hand, and any Borrower or any guarantor of any of the Obligations, on the other hand, including, but not limited to those relating to this Agreement or any other Loan Document, and all amendments and modifications thereto and replacements therefor.

        “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.

        “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by any one or more of the Borrowers to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in any debts of any one or more of the Borrowers owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to any one or more of the Borrowers under this Agreement or under any other Loan Documents (including any interest and other amounts that, but for the provisions of the * Bankruptcy Code, would have accrued). It is expressly acknowledged and agreed that each and all of the Borrowers are, and at all times shall be, jointly and severally liable for all Obligations, regardless of which Borrower or Borrowers requested, received, used, or directly enjoyed the benefit of, the Obligations.

      * applicable

        “Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury or arbitrator, whether foreign or domestic.

        “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

        “Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) (A) liens of landlords, warehousemen, and other bailees, if and to the extent such lien is (1) pursuant to applicable law, expressly junior and subordinate to the security interests of Silicon, or (2) subject to a landlord agreement or bailee agreement (in form and substance satisfactory to Silicon in its good faith business judgment) duly executed and delivered to Silicon by such lienholder and in full force and effect; and (B) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or

Silicon Valley Bank	Loan and Security Agreement

refinanced does not increase; and (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and Borrower hereby agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

        “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

        “PPSA” means, as the context may require, any or all personal property security act(s) in effect from time to time in any Canadian jurisdiction.

        “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

        “Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

        “Representations” means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

        “Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any guarantor of any of the Obligations, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower, or any guarantor of any of the Obligations, to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

        “Restricted Pledged Cash” means cash of Borrower held in a Deposit Account of Borrower maintained at Silicon and as to which Borrower’s access is restricted on terms and conditions satisfactory to Silicon; it being acknowledged and agreed that the same is pledged to Silicon as Collateral pursuant to Section 2 of this Agreement.

        “Tax Act” means the Income Tax Act (Canada), as amended, and any successor statute.

        Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

        9.1 Interest Computation. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations three Business Days after receipt by Silicon of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 Noon (California time) on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower’s loan account for the amount of any item of payment which is returned to Silicon unpaid.

        9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

Silicon Valley Bank	Loan and Security Agreement

        9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to any one or more of Borrower’s Deposit Accounts maintained with Silicon.

        9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

        9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service * or by regular first-class mail, or certified mail return receipt requested, and addressed as follows: (a) if to Borrower (in care of Parent with respect to any and all Borrowers) at the address for Borrower shown in the heading to this Agreement; (b) if to Silicon, at Silicon Valley Bank, 4110 Carillon Point, Kirkland, Washington 98033, Attn: Manager; or (c) at any other address designated in writing by one party to the other party in accordance with this Section 9.5. ** All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

        * , or by facsimile (if to Borrower at 604.699.8001 or if to Silicon at 425.827.6404),

        ** All notices shall be deemed to have been given: (a) in the case of notices personally delivered, upon delivery; (b) if sent by facsimile, when receipt is acknowledged by the receiving facsimile equipment (or at the opening of the next business day if receipt is after normal business hours); and (c) at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail (in the case of Silicon) or Canada Post (in the case of Borrower), with postage prepaid.

        9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

        9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

        9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. To the maximum extent permitted by applicable law, Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement or any other Loan Document. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that, with respect to any indemnitee, this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect. *

      ** Section 10(D) of the Schedule is incorporated herein by this reference.

        9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any

Silicon Valley Bank	Loan and Security Agreement

kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

        9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

        9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

        9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Levy, Small & Lallas, but Borrower acknowledges and agrees that Levy, Small & Lallas is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Section shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

        9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

        9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

        9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Agreement or any other Loan Document.

        9.16 Section Headings; Construction. Section headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

        9.17 Governing Law; Jurisdiction; Venue. This Agreement and (except to the extent expressly provided to the

Silicon Valley Bank	Loan and Security Agreement

contrary) the other Loan Documents and all acts and transactions hereunder and (except to the extent expressly provided to the contrary) thereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement and the other Loan Documents, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement and the other Loan Documents shall, at Silicon’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

        9.18 Mutual Waiver of Jury Trial. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

        9.19 Payments without Setoffs or Counterclaims, etc. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made: (a) without setoff or counterclaim; and (b) * free and clear of, and without deduction or withholding for or on account of, any foreign, federal, provincial, state, or local Taxes.

      * subject to Section 10(C) of the Schedule,

      [remainder of page intentionally left blank; signature page follows]

Silicon Valley Bank	Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Borrower: PIVOTAL CORPORATION, a British Columbia corporation By President or Vice President By Secretary or Ass't Secretary	Silicon: SILICON VALLEY BANK By Title

PIVOTAL CORPORATION, a Washington corporation By President or Vice President By Secretary or Ass't Secretary

Signature Page

Silicon Valley Bank

Schedule to

Loan and Security Agreement

Borrower:	Pivotal Corporation, a British Columbia corporation ("Parent"); and Pivotal Corporation, a Washington corporation ("Pivotal US")

Address:	858 Beatty Street, Suite 700 Vancouver, British Columbia, Canada V6B 1C1

Date:	December __, 2002

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-named borrower(s) (individually and collectively, and jointly and severally, the “Borrower”) of even date (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”).

JOINT AND SEVERAL LIABILITY

        The Borrowers each are, and at all times shall be, jointly and severally liable for each and every one of the Obligations, regardless of which Borrower or Borrowers requested, received, used, or directly enjoyed the benefit of, the Obligations. All of the Collateral shall secure all of the Obligations.

1. CREDIT LIMIT
     (Section 1.1):

The Credit Limit equals: (a) so long as the ABL Provisions are not in effect, an amount not to exceed at any one time outstanding the result of (i) $7,000,000 (the “Maximum Credit Limit”), minus (ii) the sum of (y) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (z) the FX Reserve; and (b) upon the occurrence of the ABL Provisions Trigger and so long as the ABL Provisions are in effect, an amount not to exceed the result of (i) the lesser of (y) the Maximum Credit Limit and (z) the sum of (1) 80% (the “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above) and (2) the amount of Restricted Pledged Cash (if any) of Borrower, minus (ii) the sum of (y) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (z) the FX Reserve. The foregoing clause (b) is an ABL Provision.

Silicon Valley Bank	Schedule to Loan and Security Agreement

Anything herein to the contrary notwithstanding, all outstanding Loans shall be immediately repaid upon the occurrence of the CSL Provisions Trigger and no further Loans shall be made so long as the CSL Provisions are in effect. This paragraph is a CSL Provision.

Anything herein to the contrary notwithstanding, all outstanding Loans shall be immediately repaid upon the occurrence of the ABL Provisions Trigger and no further Loans shall be made so long as the ABL Provisions are in effect. This paragraph is an ABL Provision.

Upon the occurrence of the ABL Provisions Trigger and so long as the ABL Provisions are in effect, extensions of credit (other than Loans) hereunder will be made to (or for the account of) each Borrower based on the Eligible Accounts and Restricted Pledged Cash of such Borrower, subject to the Maximum Credit Limit for all such extensions of credit to (or for the account of) all Borrowers combined. This paragraph is an ABL Provision.

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

Foreign Exchange Contract Sublimit	$1,000,000 (subject to all provisions in this Section 1 of this Schedule relative to the Credit Limit).

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one Business Day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into, Borrower has credit availability under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Loans or other extensions of credit otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding (the “FX Reserve”), and in the event at any time there are insufficient Loans and other extensions of credit available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any

Silicon Valley Bank	Schedule to Loan and Security Agreement

time that an Event of Default occurs and is continuing. The FX Forward Contracts shall terminate upon the earlier of (a) the Maturity Date, or (b) any earlier effective date of termination of this Agreement (or such later date requested by Borrower as Silicon may agree in writing in its sole discretion if and to the extent Borrower’s Obligations in respect of the FX Forward Contracts are secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion). The FX Forward Contracts shall be secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion upon the occurrence of any CSL Provisions Trigger and so long as the CSL Provisions are in effect. The immediately preceding sentence is a CSL Provision. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts. All amounts that Silicon pays or expends in respect of any FX Forward Contracts shall constitute Obligations hereunder.

Letter of Credit Sublimit (Section 1.6):	$7,000,000 (subject to all provisions in this Section 1 of this Schedule relative to the Credit Limit).

2.  INTEREST.

Interest Rate (Section 1.2):	A rate equal to the sum of the “Prime Rate” in effect from time to time, plus 0.50% per annum (the “Contract Rate”). “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate”; it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

As a result, based on a Prime Rate of 4.25% per annum in effect on the date of this Agreement, the actual rate of interest chargeable hereunder in the absence of an Event of Default, as of the date of this Agreement and in accordance with the Interest Act, is approximately 4.81597 percent per annum for any year other than a leap year. Upon any change in the Prime Rate after the date of this Agreement, the effective annual rate of interest chargeable hereunder in accordance with the

Silicon Valley Bank	Schedule to Loan and Security Agreement

Interest Act shall be that percent per annum resulting from multiplying the Contract Rate or the Default Rate (as the case may be) applicable hereunder by the applicable Conversion Factor (as defined below). For purposes of this Section 2 of the Schedule, the term “Conversion Factor” shall mean: (a) for any year other than a leap year (i.e., a year with 365 days), the quotient obtained from dividing 365 by 360, or (b) for any leap year (i.e., a year with 366 days), the quotient obtained from dividing 366 by 360. For ease of reference, the effective annual rate of interest for a 365 day year, as calculated by application of the foregoing formula, in respect of certain Contract Rates appears next to the specified Prime Rate in Schedule C-1 attached hereto. At any time and from time to time, Borrower may request in writing that Silicon provide it with a written confirmation of the effective annual rate of interest chargeable hereunder in accordance with the Interest Act if, for any reason, the calculation thereof in accordance with the formula set forth in this paragraph cannot be determined by reference to Schedule C-1. For purposes of this Agreement and the other Loan Documents, all borrowings, repayments, and calculations in respect of Obligations shall be in Dollars.

Minimum Monthly Interest (Section 1.2):	n/a.

3.     FEES (Section 1.4):

Loan Fee:	$30,625, which is fully earned on the date of this Agreement and is due and payable as promptly as practicable after the date of this Agreement but in any event no later than January 3, 2003.

LC Fees:	In addition to the charges, commissions, fees, and costs described in Section 1.6 of the Agreement, Borrower shall pay Silicon an issuance fee with respect to each Letter of Credit, in an amount equal to the product of (i) a percentage equal to (y) 1.15%, in the case of any Letter of Credit issued to Canadian Imperial Bank of Commerce as beneficiary), and (z) 1.25%, in the case of any other Letter of Credit, times (ii) the original face amount of such Letter of Credit, which fee shall be earned in full on the date of issuance of such Letter of Credit and shall be due and payable in 4 equal quarterly installments, with each installment in an amount equal to 1/4 of such issuance fee, with the first such installment due and payable on the date of issuance of such Letter of Credit and each successive installment on the first day of each calendar quarter thereafter until the fee is paid in cash in full; provided, however, that all such installments shall be due and payable upon termination of this Agreement.

Silicon Valley Bank	Schedule to Loan and Security Agreement

4.  MATURITY DATE

(Section 6.1):	November 15, 2003.

5.  FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each quarter, except as otherwise specifically provided below:

Minimum Qualifying Cash:	Without limiting the generality of the first sentence of Section 8(1) of this Schedule, Pivotal US shall, at all times, maintain Qualifying Cash on deposit in Deposit Accounts of Pivotal US maintained with Silicon in an amount not less than: (a) so long as the CSL Provisions are not in effect, the Required Deposit Amount plus the Supplemental Required Deposit Amount; and (b) so long as the CSL Provisions are in effect, the Reduced Required Deposit Amount plus the Supplemental Required Deposit Amount. As used herein, the term “Required Deposit Amount” means $9,500,000. As used herein, the term “Reduced Required Deposit Amount” means $3,000,000. As used herein, the term “Qualifying Cash” means Restricted Pledged Cash of Pivotal US or unrestricted cash of Pivotal US, in each case, which shall not directly or indirectly be funded from Loans or other extensions of credit by Silicon, and which at all times shall be subject to Silicon’s first-priority perfected security interest but not encumbered by any other lien. As used herein, the term “Supplemental Required Deposit Amount” means, as of any date of determination, an amount equal to: (i) until such time (if ever) that Silicon receives all items required under clauses (a) and (b) of Section 8(7) of this Schedule, $1,000,000; and (b) thereafter, $–0–.

Maximum Quarterly Net Loss	Borrower shall not cause, suffer, or permit its net loss (and, in the case of the fiscal quarter ending December 31, 2002, the portion of such net loss attributable to negative EBITDA), measured on a fiscal quarter-end basis, to exceed the amount set forth in the following table for the applicable period set forth opposite thereto:

Maximum Quarterly Net Loss	Fiscal Quarter Ending
$17,000,000, and of which net loss negative EBITDA may not account for more than $7,000,000	December 31, 2002

Silicon Valley Bank	Schedule to Loan and Security Agreement

$5,000,000	March 31, 2003
$4,000,000	June 30, 2003
$3,000,000	September 30, 2003

Special Provisions Relating to Violations:	(1) Solely with respect to the first violation (if ever) of the Maximum Quarterly Net Loss financial covenant set forth above occurring after the date of this Agreement, such violation (the “ABL Provisions Trigger”) shall constitute an Event of Default that is immediately and automatically waived, but shall trigger the applicability of the provisions herein and in the other Loan Documents that specifically are identified as an ABL Provision (collectively, the “ABL Provisions”); it being acknowledged and agreed that the ABL Provisions shall remain in effect unless and until either (a) Silicon in its sole discretion waives the applicability thereof or (b) a Net Loss CSL Provisions Trigger occurs (and thereupon the CSL Provisions shall be in effect in lieu of the ABL Provisions).

(2) Solely with respect to the second violation (if ever) of the Maximum Quarterly Net Loss financial covenant set forth above occurring after the date of this Agreement, such violation (the “Net Loss CSL Provisions Trigger”) shall constitute an Event of Default that is immediately and automatically waived, but shall trigger the applicability of the provisions herein and in the other Loan Documents that specifically are identified as a CSL Provision (collectively, the “CSL Provisions”); it being acknowledged and agreed that the CSL Provisions shall remain in effect unless and until either (a) Silicon in its sole discretion waives the applicability thereof or (b) solely in the case that a Qualifying Cash CSL Provisions Trigger occurs, the Qualifying Cash CSL Deactivation Condition is satisfied.

(3) Solely with respect to the first violation (if ever) of the Minimum Qualifying Cash financial covenant set forth above occurring after the date of this Agreement, such violation (the “Qualifying Cash CSL Provisions Trigger”) shall constitute an Event of Default that is immediately and automatically waived, but shall trigger the applicability of the CSL Provisions; provided, however, that the CSL Provisions shall be deactivated if and only if, within 15 Business Days following the occurrence of the Qualifying Cash CSL Provisions Trigger, Pivotal US deposits sufficient additional Qualifying Cash in Deposit Accounts of Pivotal US maintained with Silicon such that the aggregate amount of Qualifying Cash in Deposit Accounts of Pivotal US maintained with Silicon thereafter at all times shall equal at least

Silicon Valley Bank	Schedule to Loan and Security Agreement

the Required Deposit Amount plus the Supplemental Required Deposit Amount (the “Qualifying Cash CSL Deactivation Condition”).

(4) As used herein, the term “CSL Provisions Trigger” means, individually and collectively, the Net Loss CSL Provisions Trigger and the Qualifying Cash CSL Provisions Trigger.

(5) For the avoidance of doubt, any violation of the Maximum Quarterly Net Loss financial covenant set forth above occurring after the date of this Agreement that is not the ABL Provisions Trigger or the Net Loss CSL Provisions Trigger shall constitute an Event of Default that is not automatically waived.

(6) For the avoidance of doubt, any violation of the Minimum Qualifying Cash financial covenant set forth above occurring after the date of this Agreement that is not the Qualifying Cash CSL Provisions Trigger shall constitute an Event of Default that is not automatically waived and that is not eligible for deactivation by the Qualifying Cash CSL Deactivation Condition.

Definitions.	For purposes of the foregoing financial covenants:

“EBITDA” shall be determined in accordance with GAAP; provided, however, that net loss shall be so determined with the following adjustments

“Net loss”shall be determined in accordance with GAAP, with the following adjustments:

(A) non-cash writedowns of goodwill shall be excluded for purposes of determining net loss; and

(B) any post-September 2002 capitalized development costs shall be treated as R&D expenses for purposes of determining net loss.

6.  REPORTING.

(Section 5.3):	Borrower shall provide Silicon with the following:

1.

Upon the occurrence of the ABL Provisions Trigger and so long as the ABL Provisions are in effect, transaction reports and schedules of collections in respect of US and Canadian Accounts, on Silicon’s standard form, concurrently in connection with each requested Loan or other extension of credit (but in any event

Silicon Valley Bank	Schedule to Loan and Security Agreement

not less frequently than on a weekly basis). The immediately preceding sentence is an ABL Provision.

2.	Monthly US and Canadian accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

3.	Monthly US and Canadian accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

4.	Monthly reconciliations of US and Canadian accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

5.	Monthly schedule of US and Canadian deferred maintenance revenues, within fifteen days after the end of each month.

6.	Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

7.

Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, (or, if Borrower was not in such full compliance, specifying the nature and period of existence of such non-compliance), and setting forth calculations showing compliance (or non-compliance, as the case may be) with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8.	Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

9.

Annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

10.

Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants approved by the Board of Directors and requisite shareholders of Parent (so long as Parent remains a publicly traded company) or otherwise acceptable to Silicon.

With respect to Items #1, 2, 3, 4, and 5 above, the relevant amounts covered thereby shall be reported in Dollars.

Silicon Valley Bank	Schedule to Loan and Security Agreement

With respect to the financial statements referred to above, the relevant amounts covered thereby shall be reported in Dollars.

With respect to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no subsidiary of Borrower existing as of the date of this Agreement (other than Market First, if and to the extent such different fiscal year is disclosed and accounted for in accordance with GAAP) will have a fiscal year different from that of Borrower.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated December 23, 2002, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS

(1)

Banking Relationship. Borrower shall at all times maintain its primary banking relationship (including without limitation operating accounts and investment services) with Silicon. As to any Deposit Accounts and Investment Property (including securities accounts) maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in such Deposit Accounts and grant Silicon “control” (within the meaning of Articles 8 and 9 of the Code) over such Investment Property (including securities accounts). Thereafter, Borrower shall not maintain any Deposit Accounts or Investment Property (including securities accounts) with any bank, securities intermediary, or other institution unless Silicon has received such a control agreement duly executed by such party in favor of Silicon covering such Deposit Account or Investment Property (including securities accounts), as the case may be.

(2)

Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors, shareholders, and subsidiaries (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to one or more subordination agreements in form and substance satisfactory to Silicon (individually and collectively, the “Insider Subordination Agreement”). Borrower represents and warrants that there is no

Silicon Valley Bank	Schedule to Loan and Security Agreement

Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon an Insider Subordination Agreement.

(3)	Copyrights, etc.; Excluded General Intangibles

(a) Section 11 of this Schedule identifies, as of the date of this Agreement, any and all maskworks, computer software, and other copyrights of Borrower that generate Accounts from the sale or licensing thereof (individually, a “Material Copyright” and, collectively, the “Material Copyrights”) and, in each case, whether such Material Copyright is registered (or is the subject of any application for registration) with the United States Copyright Office. Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks or computer software, unless Borrower has provided Silicon not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Silicon such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Silicon) which Silicon in its good faith business judgment deems necessary for the grant by Borrower to Silicon of security interests in such maskworks or computer software (and all proceeds and products (including without limitation licensing revenue) thereof) and for filing with respect to such registration or application. Borrower will: (i) protect, defend and maintain the validity and enforceability of Borrower’s copyrights, patents, and trademarks; (ii) promptly advise Silicon in writing of material infringements of Borrower’s copyrights, patents, or trademarks of which Borrower is or becomes aware; and (iii) not allow any material item of Borrower’s copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without Silicon’s written consent.

(b) (i) Borrower shall not sell or transfer (except as permitted under clause (iv) of Section 5.5 of this Agreement) any Excluded General Intangibles; (ii) Borrower shall not mortgage, pledge, grant a security interest in, or encumber any of Borrower’s Excluded General Intangibles (except in favor of Silicon, if and to the extent required under Section 8(3)(a) of this Schedule or Silicon and Borrower otherwise agree to do so in writing, and except for Permitted Liens); and (iii) Borrower hereby represents and warrants that Borrower has not agreed, and Borrower hereby covenants and agrees that Borrower shall not agree, in favor of any Person other than Silicon, that Borrower will not sell,

Silicon Valley Bank	Schedule to Loan and Security Agreement

transfer, mortgage, pledge, grant a security interest in, or encumber any of Borrower’s Excluded General Intangibles (except for Permitted Liens).

(4)

Landlord Agreement. With respect to any leased premises of Borrower, Borrower shall, promptly upon Silicon’s request therefor, deliver to Silicon a landlord agreement (in form and substance satisfactory to Silicon) duly executed by the lessor of such leased premises.

(5)

Bailee Agreement. Borrower hereby represents and warrants that, as of the date of execution and deliver of this Agreement, no goods of Borrower are in the possession of any warehouseman or other bailee, and hereby covenants that Borrower promptly shall deliver written notice to Silicon of any goods of Borrower being in the possession of any warehouseman or other bailee. With respect to any goods of Borrower in the possession of any warehouseman or other bailee, Borrower shall, promptly upon Silicon’s request therefor, deliver to Silicon a bailee agreement (in form and substance satisfactory to Silicon) duly executed by such warehouseman or other bailee.

(6)

Broker. Borrower shall pay any and all brokerage commissions or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from Silicon under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Silicon harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from Silicon under this Agreement (and any reasonable attorneys fees and costs incurred by Silicon in connection therewith).

(7)

Certain Post-Closing Requirements. As conditions subsequent to initial closing hereunder, Silicon shall receive timely each of the following (the failure of Silicon to timely receive any of the following constituting an Event of Default):

(a) as soon as practicable and in any event no later than January 30, 2003, Silicon shall receive each of the items described in clause (b) of the last sentence of Section 9(A) of this Schedule, if and to the extent the same was not already delivered on or before the date of this Agreement pursuant to Section 9(A) of this Schedule.

Silicon Valley Bank	Schedule to Loan and Security Agreement

(b) as soon as practicable and in any event no later than February 10, 2003, Silicon shall receive the following searches (the results of which shall be satisfactory to Silicon) relative to Parent: (i) Corporation Capital Tax; (ii) Social Services Tax; and (iii) Canada Customs and Revenue Agency regarding (x) Source Deductions, (y) Corporate Tax remittances, and (z) Excise Branch, Goods and Services Tax; in each case, if and to the extent the same was not already received by Silicon on or before the date of this Agreement pursuant to Section 9(B) of this Schedule.

(c) without limiting the generality of Sections 8(4) and 8(5) of this Schedule, Silicon shall receive, as soon as practicable and in any event no later than January 30, 2003, landlord agreements or bailee agreements (as the case may be) in respect of each location of Borrower or Borrower’s goods identified in the Representations.

(d) as soon as practicable and in any event no later than January 30, 2003, evidence satisfactory to Silicon that Pivotal US is in good standing with the State of Washington Secretary of State as of a date following the date of this Agreement.

9. CONDITIONS PRECEDENT

In addition to the other conditions precedent set forth in this Agreement, the making of the initial Loan is subject to the following additional conditions:

(A) Silicon shall have received lien searches listing all effective financing statements and PPSA registrations which name any Borrower (or any predecessor corporation or any tradename thereof or any seller of assets acquired by any Borrower outside of the ordinary course of business) as debtor that are filed in the applicable filing offices with respect to such Borrower, none of which financing statements and PPSA registrations shall cover any of the Collateral of any Borrower, except (1) financing statements and PPSA registrations perfecting Permitted Liens, (2) financing statements and PPSA registrations as to which Silicon has received duly executed authorization by the applicable secured party to file executed termination statements, partial release statements, or authorizations to discharge, each in form and substance satisfactory to Silicon, or (3) as otherwise agreed in writing by Silicon. Without limiting the generality of the foregoing, Silicon shall have received: (a) a letter, in form and substance satisfactory to Bank, duly executed and delivered by Canadian Imperial Bank of Commerce (“Existing Lender”)

Silicon Valley Bank	Schedule to Loan and Security Agreement

to Silicon (the “Payoff Letter”) respecting the amount (or Letters of Credit in such amount) necessary to repay (or, in the case of Letters of Credit, to secure) in full all of the obligations of Borrower owing to Existing Lender and authorizing the filing of executed UCC/PPSA termination statements or discharges and evidencing the termination by Existing Lender of its security interests in the properties and assets of Borrower or any guarantor of any of the Obligations; and (b) except to the extent (if any) permitted by Silicon to be delivered after the date of this Agreement pursuant to Section 8(7) of this Schedule, written authorization by the respective secured parties to terminate (or amend, in form and substance satisfactory to Silicon) each of the following financing statements or PPSA registrations: (i) PPSA filing listing Parent as debtor and DSM Leasing Ltd. as secured party, registered with the British Columbia Personal Property Registry on November 26, 2002 as Registration #744436A; (ii) PPSA filing listing Parent as debtor and Gould Leasing Ltd. as secured party, registered with the British Columbia Personal Property Registry on November 25, 2002 as Registration #742571A; (iii) PPSA filing listing Parent as debtor and Onset Capital Corporation as secured party, registered with the British Columbia Personal Property Registry on November 2, 2001 as Registration #045256A; (iv) PPSA filing listing Parent as debtor and Sun Microsystems Finance as secured party, registered with the British Columbia Personal Property Registry on June 14, 2001 as Registration #9509924; and (v) PPSA filing listing Parent as debtor and Sun Microsystems Finance as secured party, registered with the British Columbia Personal Property Registry on May 2, 2001 as Registration #9432771 .

(B) Except to the extent (if any) permitted by Silicon to be delivered after the date of this Agreement pursuant to Section 8(7) of this Schedule, Silicon shall have received satisfactory evidence that (i) all returns required to be filed by Borrower have been timely filed with Canada Customs and Revenue Agency (Income Tax and GST), the Ministry of Finance and Corporate Relations (British Columbia), and with the comparable Ministry in those other provinces that require Borrower to file such returns, and (ii) all Taxes upon Borrower or its properties, assets, income and franchises (including real property Taxes and payroll Taxes) have been paid prior to delinquency, except such Taxes that are permitted to be, and in fact are, contested in accordance with the second sentence of Section 3.8 of the Agreement.

(C) Each Borrower shall execute and deliver to Silicon a continuing guaranty with respect to all of the Obligations of all other Borrowers, in form and substance satisfactory to Silicon (the “Cross Guaranty”). Throughout the term of this Agreement, Borrower shall not cause, suffer, or permit the Cross Guaranty to cease to be in full force and effect.

Silicon Valley Bank	Schedule to Loan and Security Agreement

(D) Each Borrower (and guarantor of any of the Obligations) shall execute and deliver to Silicon a subordination agreement with respect to all indebtedness and obligations of all other Borrowers (and guarantors of any of the Obligations) owing to such Borrower (and guarantor of any of the Obligations), on Silicon’s standard form (the “Intercompany Subordination Agreement”). Throughout the term of this Agreement, Borrower shall not cause, suffer, or permit the Intercompany Subordination Agreement to cease to be in full force and effect.

(E) Parent shall execute and deliver a Pledge Agreement to Silicon, on Silicon’s standard form, granting Silicon a security interest in 100% of the outstanding stock of Pivotal US in order to secure all of the Obligations. Borrower shall cause said Pledge Agreement to continue in full force and effect at all times during the term of this Agreement with respect to 100% of the outstanding stock of Pivotal US now outstanding or hereafter issued and 100% of all options and warrants to acquire stock of Pivotal US hereafter issued. Borrower represents and warrants that there are no outstanding options or warrants to acquire stock of Pivotal US. Borrower shall deliver to Silicon possession of the original stock certificates respecting all of the issued and outstanding shares of stock of Pivotal US, together with stock powers with respect thereto endorsed in blank.

(F) Parent shall execute and deliver a General Security Agreement (governed under British Columbia law and other applicable Canadian laws), granting Silicon a security interest in all personal property of Parent (other than Excluded General Intangibles) in order to secure all of the Obligations. Such General Security Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “GSA”) and this Agreement are intended by the parties to be construed together; provided, however, that to the extent that any provision of this Agreement conflicts with any provision of the GSA, the provision giving Silicon greater rights or remedies shall govern (to the maximum extent permitted by applicable law), it being understood that the purpose of this Agreement, the GSA, or any other Loan Document is to add to, and not detract from, the rights granted to Silicon under the Loan Documents; provided further that, subject to the foregoing, in the case of any irreconcilable conflict between the GSA and this Agreement with respect to the security interests granted by Parent to Silicon in any Collateral located in Canada and the rights and remedies of Silicon relative thereto, the GSA shall govern with respect to such conflict.

Silicon Valley Bank	Schedule to Loan and Security Agreement

10. ADDITIONAL CANADA-RELATED PROVISIONS

(A) The Obligations shall be payable in Dollars. The Loans and other extensions of credit shall be funded or made in Dollars. The amounts of Obligations and Reserves shall be calculated in Dollars. The amounts of Accounts shall be determined in Dollars, and any amount of Accounts that is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date one day prior to the date of determination.

(B) In the event that Silicon obtains any judgment in Canadian dollars in respect of any liability of Borrower in Dollars, Silicon and Borrower agree that the Exchange Rate to be used in determining the amount of the judgment shall be the Exchange Rate determined on the Business Day immediately preceding the date of such judgment. The liability of the Borrower in respect of any amount due in Dollars shall, despite any judgment in Canadian dollars, be discharged only to the extent on the Business Day following receipt of the payment or satisfaction of the judgment, Silicon is able to purchase the required amount of Dollars with Canadian dollars. If the amount of Dollars purchased by Silicon is less than the amount of Dollars due to it under this Agreement and the other Loan Documents, Borrower agrees, as a separate obligation to indemnify Silicon against such loss, and if the amount so purchased exceeds the amount due to Silicon under this Agreement and the other Loan Documents, Silicon agrees to remit such excess to the Borrower.

(C) Without limiting the generality of the Section 3.8 of the Agreement: (1) Borrower shall (a) timely file all returns required to be filed by Borrower with Canada Customs and Revenue Agency (Income Tax and GST), the Ministry of Finance and Corporate Relations (British Columbia), and with the comparable Ministry in those other provinces that require Borrower to file such returns, and (b) pay all Taxes upon Borrower or its properties, assets, income and franchises (including real property Taxes and payroll Taxes) prior to delinquency, except such Taxes that are permitted to be, and in fact are, contested in accordance with the second sentence of Section 3.8 of the Agreement; and (2) (a) Borrower agrees to deliver to Silicon copies of each of Borrower’s future Canadian federal income Tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with Canada Customs and Revenue Agency; and (b) anything in Section 9.19 of the Agreement to the contrary notwithstanding, if Borrower (or any guarantor of the Obligations) shall be required by applicable Canadian law or the administration thereof to deduct or withhold any Canadian Taxes from or in respect of any sum payable to Silicon hereunder or under the other Loan Documents, (i) the sum payable to Silicon shall be increased as may

Silicon Valley Bank	Schedule to Loan and Security Agreement

be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 10(C) of this Schedule), Silicon receives an amount equal to the sum it would have received if no such deduction or withholding had been made, and (ii) Borrower (or any guarantor of the Obligations) shall make such deductions or withholdings, and promptly shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law. Without limiting the generality of the foregoing, Borrower agrees that it will pay to Canada Customs and Revenue Agency, no less frequently than monthly, the applicable withholding tax required to be paid by Silicon under the provisions of the Tax Act or under the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital brought into force August 16, 1984, or any successor treaty of similar import, whichever is applicable, with respect to the interest, charges, and other fees payable by Borrower hereunder and under the other Loan Documents and, within ten (10) days of the end of each month, Borrower agrees to provide Silicon with documentation sufficient to establish its full payment of such Tax amounts.

(D) Without limiting the generality of Section 9.8 of the Agreement, Borrower agrees to pay, indemnify, and hold Silicon harmless from (i) any and all Canadian Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement, any Loans or other extensions of credit made pursuant hereto or the other Loan Documents, or the payment or accrual of any and all interest, charges, or fees charged under this Agreement or the other Loan Documents, including any amounts due under the provisions of the Tax Act, other than any such Taxes that result from the establishment in Canada by Silicon of a “permanent establishment” within the meaning of Article V of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital brought into force August 16, 1984, or any successor treaty of similar import, (ii) foreign exchange risks or costs (other than in respect of FX Forward Contracts pursuant to Section 1 of this Schedule), (iii) any and all costs, expenses, reserves, or capital requirements imposed upon Silicon with respect to the subject transactions by the Canadian governmental authorities or those of any province in which Borrower conducts its business (other than those that result solely from it being established that Silicon is engaging in the banking business in Canada, which neither Borrower nor Silicon in good faith believe Silicon is doing in entering into this Agreement and the related transactions), and (iv) any penalties, interest, or other liabilities accrued or resulting from any failure of Borrower to pay such amounts when first due and payable. Silicon agrees that, during the term of this Agreement, it will cooperate in good faith (at Borrower’s expense) to assist Borrower in connection with any attempts

Silicon Valley Bank	Schedule to Loan and Security Agreement

by Borrower in good faith to seek appropriate refunds of any and all such Canadian Tax amounts. This Section 10(D) of this Schedule and Section 9.8 of this Agreement shall survive the termination of this Agreement.

(E) Notwithstanding any provision to the contrary contained herein, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same may be amended, replaced or re-enacted from time to time) payable hereunder exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) hereunder lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Borrower and Silicon and the amount of such payment or collection shall be refunded to Borrower; for purposes hereof the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans on the basis of annual compounding of the rate lawfully permitted under that section and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Silicon will be prima facie evidence for the purposes of such determination.

(F) Borrower represents, warrants and agrees:

(1) Section 12 of this Schedule lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees of Borrower which are currently maintained or were maintained at any time in the last five calendar years (the “Employee Plans”).

(2) All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans (“Applicable Employee Benefit Laws”). No fact or circumstance exists that could adversely affect the tax-exempt status of an Employee Plan.

(3) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party

Silicon Valley Bank	Schedule to Loan and Security Agreement

to any Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Employee Plans.

(4) Borrower may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Applicable Employee Benefit Laws.

(5) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

(6) All contributions or premiums required to be made by Borrower under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and Borrower does not have, and as of the date of this Agreement will not have, any liability (other than liabilities accruing after the date of this Agreement) with respect to any of the Employee Plans. Contributions or premiums will be paid by Borrower on an accrual basis for the period up to the date of this Agreement even though not otherwise required to be made until a later date.

(7) No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will be made or promised by the Borrowers before the Closing Date.

(8) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither Borrower nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(9) Subject to approvals under Applicable Employee Benefit Laws, Borrower may amend, revise or merge any Employee Plan or the assets transferred from any Employee Plan with any other arrangement, plan or fund.

Silicon Valley Bank	Schedule to Loan and Security Agreement

(10) Each Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set forth in Section 12 of this Schedule.

(11) None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

(12) No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(13) Except as disclosed in Section 12 of this Schedule, none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

(G) Without limiting the generality of the foregoing, Borrower represents, warrants and agrees that:

(1) all tax returns and reports, assessments for workers’ compensation, pension plan payments, unemployment insurance payments, employment standards payments, excise taxes and any other statutory payment required by law to be filed by Borrower (including without limitation all federal, provincial and state income tax returns), have been and will continue to be properly filed on a timely basis and are true, complete and correct; and

(2) There are no liabilities of Borrower as to property taxes, income taxes, pension plan payments, unemployment insurance, payroll taxes, social services taxes, goods and services taxes, workers’ compensation assessments, corporation capital taxes, employment standards assessments or any other amount due or owing to any taxing or Official Body and all taxes and other assessments which Borrower are required by law to withhold or to collect have been duly recorded, withheld and collected, and have been and will continue to be paid over to the proper Official Body.

Silicon Valley Bank	Schedule to Loan and Security Agreement

11. MATERIAL COPYRIGHTS

[Identify all Material Copyrights and whether each such Material Copyright is registered (or is the subject of any application for registration) with the United States Copyright Office]

12. EMPLOYEE PLANS

[Borrower to complete per Section 10(F) of this Schedule.]

[remainder of page intentionally left blank; signature page follows]

Silicon Valley Bank	Schedule to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Loan and Security Agreement to be executed and delivered as of the date first above written.

Borrower: PIVOTAL CORPORATION, a British Columbia corporation By President or Vice President By Secretary or Ass't Secretary	Silicon: SILICON VALLEY BANK By Title

PIVOTAL CORPORATION, a Washington corporation By President or Vice President By Secretary or Ass't Secretary